As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPASS MINERALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	36-3972986
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9900 West 109th Street, Suite 100, Overland Park, KS 66210

(Address of Principal Executive Offices)             (ZIP Code)

COMPASS MINERALS INTERNATIONAL, INC. 2020 INCENTIVE AWARD PLAN

(Full title of the plan)

JAMES D. STANDEN

CHIEF FINANCIAL OFFICER

COMPASS MINERALS INTERNATIONAL, INC.

9900 WEST 109TH STREET, SUITE 100

OVERLAND PARK, KS 66210

(Name and address of agent for service)

(913) 344-9200

(Telephone number, including area code, of agent for service)

Copy to:

BRADD L. WILLIAMSON

LATHAM & WATKINS LLP

885 Third Avenue

New York, NY 10022-4834

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,977,933 (2)	$42.34 (3)	$126,085,683	$16,365.92

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Compass Minerals International, Inc. (the “Company”) that become issuable under the Company’s 2020 Incentive Award Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Of this amount, (a) 2,850,000 shares represents new shares of Common Stock reserved for issuance under the 2020 Plan and (b) 127,933 shares represent the number of shares that were reserved for issuance, but unissued, under the Company’s 2015 Incentive Award Plan on the date of approval of the 2020 Plan, and which have been assumed and are available for issuance under the 2020 Plan.

(3)

Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average high and low prices reported on the New York Stock Exchange on May 13, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 26, 2020 (File No. 001-31921);

(2)	The Company’s Current Report on Form 8-K filed with the Commission on March 20, 2020 (File No. 001-31921);

(3)	The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2020 (File No. 001-31921); and

(4)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated December 8, 2003 (File No. 1-31921) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that the Registrant shall, to the fullest extent permitted or required by Section 145 of the Delaware General Corporation Law (the “DGCL”) indemnify any and all officers or directors to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Further, the Registrant’s Certificate of Incorporation provides that any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director of the Registrant existing immediately prior to such repeal or modification. Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the [person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Certificate of Incorporation eliminates personal liability of directors of the Registrant to the fullest extent permitted by Section 102(b)(7) of the DGCL. Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s Amended and Restated By-laws (the “Bylaws”) provide that the Registrant shall indemnify, to the full extent that it shall have the power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, lawsuit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or a board elected officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Bylaws further provide that the Registrant may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any proceeding, by reason of the fact that such person is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant as an employee or agent of another enterprise. The Registrant’s Bylaws also provide that with respect to any person made or threatened to be made a party to any threatened, pending or completed proceeding, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another enterprise, the Registrant shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of a written agreement by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

The Registrant entered into an indemnification agreement with each of its directors (the “Indemnification Agreement”). The Indemnification Agreement supplements indemnification provisions of the Company’s Certificate of Incorporation and Bylaws and, in general, provides for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the Indemnification Agreement. The Indemnification Agreement also establishes processes and procedures for indemnification claims, advancement of expenses, and other determinations with respect to indemnification.

The Company also maintains insurance policies which insure certain officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Compass Minerals International, Inc. (incorporated by reference to Exhibit 3.1 to Compass Minerals International, Inc.’s Registration Statement on Form S-4, File No. 333-111953, filed on January 16, 2004)

4.2	Amended and Restated By-Laws of Compass Minerals International, Inc. (incorporated by reference to Exhibit 3.2 to Compass Minerals International, Inc.’s Current Report on Form 8-K, filed on December 23, 2014)

5	Opinion of Latham & Watkins LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)

99.1	Compass Minerals International, Inc. 2020 Incentive Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 14, 2020.

COMPASS MINERALS INTERNATIONAL, INC.

By	/s/ James D. Standen
James D. Standen
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of Registrant’s Chief Executive Officer and Chief Financial Officer (currently Kevin S. Crutchfield and James D. Standen, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin S. Crutchfield	President, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2020
Kevin S. Crutchfield

/s/ James D. Standen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2020
James D. Standen

/s/ Valdemar L. Fischer	Director	May 14, 2020
Valdemar L. Fischer

/s/ Eric Ford	Director	May 14, 2020
Eric Ford

/s/ Richard S. Grant	Director	May 14, 2020
Richard S. Grant

/s/ Joseph E. Reece	Director	May 14, 2020
Joseph E. Reece

/s/ Allan R. Rothwell	Director	May 14, 2020
Allan R. Rothwell

/s/ Lori A. Walker	Director	May 14, 2020
Lori A. Walker

/s/ Paul S. Williams	Director	May 14, 2020
Paul S. Williams

/s/ Amy J. Yoder	Director	May 14, 2020
Amy J. Yoder